CERTIFICATE OF INCORPORATION

OF

TENGASCO, INC.

1.	Name. The name of the corporation is Tengasco, Inc. (the “Corporation”).

2. Registered Office and Agent. The address of the registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The registered agent in charge thereof is Corporation Service Company.

3. Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Authorized Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is one hundred twenty five million  (125,000,000) shares consisting of one hundred million (100,000,000) shares of Common Stock, par value $.001 per share and twenty five million (25,000,000) shares of Preferred Stock, par value $.0001 per share.

(a) Common Stock.

(1) Dividends. The holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(2)              Liquidation. Subject to the rights of any other series of class of stock, the holders of shares of Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or the consolidation of the Corporation into or with any other corporation, nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation shall be deemed to be a dissolution, liquidation  or winding up, voluntary or involuntary of the Corporation.

(3)              Redemption. Common Stock shall not be subject to redemption.

         (4)                      Voting. Subject to the rights of any other class or series of stock and the provisions of the laws of the State of Delaware governing business corporations, voting rights shall be vested in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each shares of such stock held. The ability of the stockholders to engage in cumulative voting is hereby specifically denied.  .

(5)           Denial of Preemptive Rights. No holder of Common Stock or any other person shall have any preemptive right to purchase or subscribe to any shares of any class of stock or any notes, debentures, options, warrants or other securities, now or hereafter authorized.

(b) Preferred Stock.

The Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions  thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series which shall be adopted by the Board of Directors from time to time, pursuant to the authority hereby given, a copy of which resolution or resolutions shall be set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the DGCL in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)           the number of shares constituting that series and the distinctive designation of the series;

(2)           whether the holders of shares of that series shall be entitled to receive dividends and, if so, the rates of such dividends, conditions under which and times such dividends may be declared or paid, any preferences of any such dividend to, and the relation to, the dividends payable on any other class or classes of stock or any other series of that same class and whether dividends shall be cumulative or noncumulative and, if cumulative, from which date or dates;

(3)           whether the holders of shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(4)           whether shares of that series shall have conversion or exchange privileges into or for, at the option of the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or other class or classes of stock of the Corporation and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such event as the Board of Directors shall determine;

(5)           whether shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after  which they shall be redeemable and the amount per share payable in case of redemption, which amounts may vary under different conditions and at different redemption dates;

(6)           whether shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

(7)           the rights of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any preference of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

(8)           whether shares of that series shall be subject or entitled to any other preferences, and other relative, participating, optional or other special rights and qualifications, limitations or restrictions of shares of that series and, if so, the terms thereof.

5.           Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, this Certificate of Incorporation or the Bylaws directed or required to be exercised or done by stockholders. The number of directors which constitute the whole Board of Directors shall be fixed by, or in the manner provided in the Bylaws of the Corporation. Notwithstanding the foregoing provisions of this Section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of any other series of class of stock, any or all of the Directors may be removed for cause by a majority vote of the stockholders present, either in person or by proxy, at a meeting called for such purpose and notice of which was provided to the stockholders in accordance with the Bylaws of the Corporation.

6.           Elimination of Certain Liability of Directors. No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages of any kind for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended from time to time.  No amendment to, or repeal of, this Section 6 shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

7.           Amendments to Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

8.           Amendments to Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.           Business Combinations with Interested Stockholders. The Corporation elects not to be governed by Section 203 of the DGCL.

10.            Incorporator. The name and mailing address of the incorporator are as follows:

Name                                                                                                                      Mailing Address

 Cary Sorensen                                                               11121 Kingston Pike Ste E, Knoxville, TN 37934

I, THE UNDERSIGNED , being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this  15th  day of April, 2011.

  S/Cary Sorensen

Cary Sorensen____ , Sole Incorporator